841 Putnam International Equity Fund
12/31/09 semiannual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A	$32,742
		Class B	  1,835
		Class C	  1,711

72DD2	Class M	   $635
		Class R	     87
		Class y	  3,673

73A1		Class A	     $0.430
		Class B	     0.270
		Class C	     0.305

73A2		Class M	     $0.350
		Class R	     0.386
		Class Y	     0.475

74U1		Class A	 77,052
		Class B	  6,874
		Class C	  5,662

74U2		Class M	  1,844
		Class R	    231
		Class Y	  7,926

74V1		Class A	$18.58
		Class B	17.66
		Class C	18.02

74V2		Class M	$18.13
		Class R	18.33
		Class Y	18.78


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 74K

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman Brothers Special Financing, Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers Holdings, Inc. On September 26, 2008, the fund entered into receivable purchase agreements (Agreements) with other registered investment companies (each a Purchaser) managed by Putnam Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $3,469,039 in net payments from LBSF in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the Trustees. All remaining payments under the agreement will be recorded as realized gain or loss.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.